EMPLOYMENT AGREEMENT

          AGREEMENT made as of August 1, 1994 by and between THE
INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "Interpublic"), and KENNETH L. ROBBINS (hereinafter referred to as
"Executive").

                      W I T N E S S E T H:

          WHEREAS, Interpublic and Executive are parties to an Employment Agreement dated as of July 31, 1989, which Employment Agreement ends, by its terms, on July 31, 1994;
          NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties hereto, intending to be legally bound, agree as follows:

                            ARTICLE I
                       TERM OF EMPLOYMENT
          1.01 Upon the terms and subject to the conditions set forth herein, Interpublic or one of its subsidiaries will employ Executive for the period beginning August 1, 1994 and ending on December 31, 1995, or on such earlier date as the employment of Executive shall terminate pursuant to Article IV or Article V. (The period during which Executive is employed hereunder is referred to herein as the "term of employment" and Interpublic or whichever of its subsidiaries shall from time to time employ Executive pursuant to this Agreement is referred to herein as the "Corporation".) Executive will serve the Corporation during the term of employment.

                           ARTICLE II
                             DUTIES
          2.01  During the term of employment Executive will:
          (i) use his best efforts to promote the interests of the Corporation and devote his full time and efforts to its business and affairs;
          (ii) perform such duties as the Corporation may from time to time assign to him; and
          (iii) serve in such offices of the Corporation as he may be elected or appointed to. Executive's assignment under the Employment Agreement shall be as Chairman of the Board and Chief Executive Officer of Lintas Worldwide stationed in New York.

                           ARTICLE III
                          COMPENSATION
          3.01 The Corporation will compensate Executive for the duties performed by him hereunder, including all services rendered as an officer or director of the Corporation, by payment of a salary at the rate of $525,000 per annum, payable in equal installments, which the Corporation may pay at either monthly or semi-monthly intervals.
          3.02 The Corporation may at any time increase the compensation paid to Executive hereunder if the Corporation in its discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to the Corporation.

                           ARTICLE IV
                           TERMINATION
          4.01  Interpublic may terminate the employment of
Executive hereunder
          (i) by giving Executive notice in writing at any time specifying a termination date not less than twelve months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice, or
          (ii) by giving him notice in writing at any time specifying a termination date less than twelve months after the
date on which such notice is given.   In this event his
employment hereunder shall terminate on the date specified in such notice and the Corporation shall thereafter pay him a sum equal to the amount by which twelve months' salary at his then current rate exceeds the salary paid to him for the period from the date on which such notice is given to the termination date specified in such notice. Such payment shall be made during the period immediately following the termination date specified in such notice, in successive equal monthly installments each of which shall be equal to one month's salary at the rate in effect at the time of such termination, with any residue in respect of a period less than one month to be paid together with the last installment.
          4.02 Executive may at any time give notice in writing to Interpublic specifying a termination date not less than twelve months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice.
          4.03 If the employment of Executive hereunder is terminated pursuant to this Article IV by either Interpublic or Executive, Executive shall continue to perform his duties hereunder until the termination date at his salary in effect on the date that notice of such termination is given.
          4.04 If Executive dies before December 31, 1995, his employment hereunder shall terminate on the date of his death.

                            ARTICLE V
                            COVENANTS
          5.01 While Executive is employed hereunder by the Corporation he shall not without the prior written consent of the Corporation engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.
          5.02 Executive shall treat as confidential and keep secret the affairs of the Corporation and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Corporation and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Corporation or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.
          5.03  If Executive violates any provision of Section
5.01 or Section 5.02, Interpublic may, notwithstanding the provisions of Section 4.01, terminate the employment of Executive at any time by giving him notice in writing specifying a termination date. In such event, his employment hereunder shall terminate on the date specified in such notice.
          5.04 All records, papers and documents kept or made by Executive relating to the business of the Corporation or its subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.
          5.05 All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of the Corporation or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Corporation, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Corporation, without further compensation, upon notice to him from the Corporation.
          5.06 Following the termination of Executive's employment hereunder for any reason, Executive shall not for a period of twenty-four months from such termination either (a) solicit any employee of the Corporation to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.

                           ARTICLE VI
                           ASSIGNMENT
          6.01 This Agreement shall be binding upon and enure to the benefit of the successors and assigns of Interpublic.
Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

                           ARTICLE VII
                        AGREEMENT ENTIRE
          7.01  Except for
          (i)  the Executive Special Benefit Agreement
     between Executive and Interpublic made as of April 1, 1983, as amended by Supplemental Agreements made of August 27, 1985 and May 23, 1990, and
          (ii) the Executive Severance Agreement between Executive and Interpublic dated August 10, 1987, as amended by a Supplemental Agreement dated August 10, 1992, this Agreement constitutes the entire understanding between Interpublic and Executive concerning his employment by Interpublic or any of its subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its subsidiaries concerning such employment. This Agreement may not be changed orally.

                          ARTICLE VIII
                         APPLICABLE LAW
          8.01 The Agreement shall be governed by and construed in accordance with the laws of the State of New York.


                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.

                                   By: C. KENT KROEBER
                                       C. KENT KROEBER


                                   KENNETH L. ROBBINS
                                   KENNETH L. ROBBINS